EXHIBIT 99.3

The condensed consolidated balance sheets of Alliance Pharmaceutical Corp. reflect the actual unaudited condensed consolidated balance sheet as of September 30, 2001 and the unaudited condensed consolidated pro forma balance sheet as of September 30, 2001. The pro forma balance sheet reflects certain adjustments related to the private placement financing of $15.1 million in October 2001, which provided net proceeds of $13.7 million to Alliance, and the conversion of $9.5 million of debt into common stock in November 2001. These subsequent event adjustments have been reflected in the pro forma balance sheet as if the transactions had occurred on September 30, 2001.

                                            ALLIANCE PHARMACEUTICAL CORP.
                                        Condensed Consolidated Balance Sheets
                                                       (Unaudited)

                                                               Actual                 Pro Forma
                                                           September 30,            September 30,
                                                                2001                     2001
                                                            (Unaudited)              (Unaudited)

     Cash and short-term investments                 $       5,527,000         $      19,227,000
     Other current assets                                      538,000                   538,000
     Property and equipment - net                           14,913,000                14,913,000
     Purchased technology - net                             12,250,000                12,250,000
     Restricted cash                                         4,555,000                 4,555,000
     Investment in joint venture                             5,000,000                 5,000,000
     Other assets - net                                      1,226,000                 1,226,000
                                                                ---                       ---
                                                         ------------------        -----------------
          Total assets                               $      44,009,000         $      57,709,000
                                                     ======================    =====================


     Current liabilities                             $       7,887,000         $       7,887,000
     Deferred revenue                                       10,000,000                10,000,000
     Long-term debt                                         32,354,000                22,854,000
     Stockholders' equity (deficit)                         (6,232,000)               16,968,000
                                                                ---                       ---
                                                         ------------------        -----------------
          Total liabilities and stockholders'
          equity (deficit)                           $      44,009,000         $      57,709,000
                                                     ======================    =====================